Free Writing Prospectus pursuant to Rule 433 dated February 26, 2026 / Registration Statement No. 333-284538 STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

Trigger Jump Securities Based on the Price of the iShares® Expanded Tech-Software Sector ETF due July 6, 2027

Principal at Risk Securities

The Trigger Jump Securities do not bear interest and are unsecured securities issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated February 26, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	iShares® Expanded Tech-Software Sector (current Bloomberg symbol: “IGV UF Equity”)
Index:	with respect to the underlying ETF, the index tracked by such underlying ETF
Pricing date:	expected to price on or about March 13, 2026
Original issue date:	expected to be March 18, 2026
Valuation date:	expected to be June 30, 2027
Stated maturity date:	expected to be July 6, 2027
Payment at maturity (for each $1,000 stated principal amount of your securities):
•
if the final ETF price is greater than or equal to the initial ETF price, $1,000 + the upside payment;
•
if the final ETF price is less than the initial ETF price, but greater than or equal to the downside threshold price, $1,000; or
•
if the final ETF price is less than the downside threshold price, $1,000 × the ETF performance factor

Upside payment (set on the pricing date):	at least $258.00 per security (at least 25.80% of the stated principal amount)
ETF percent change:	(final ETF price - initial ETF price) / initial ETF price
Initial ETF price:	the closing price of the underlying ETF on the pricing date
Final ETF price:	the closing price of the underlying ETF on the valuation date
Downside threshold price:	85.00% of the initial ETF price
ETF performance factor:	final ETF price / initial ETF price
CUSIP / ISIN:	40058XUD4 / US40058XUD47
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

Trigger Jump Security Payoff Diagram*

Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
200.000%	125.800%
175.000%	125.800%
150.000%	125.800%
125.000%	125.800%
100.000%	125.800%
97.000%	100.000%
95.000%	100.000%
85.000%	100.000%
84.999%	84.999%
75.000%	75.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%
* assumes an upside payment of $258.00 per security.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities on the stated maturity date is based on the performance of the iShares® Expanded Tech-Software Sector as measured from the pricing date to and including the valuation date.

The return on your securities is linked to the performance of the ETF, and not to that of the index on which the ETF is based.

If the final ETF price is greater than or equal to the initial ETF price, the return on your securities will be positive and equal to the upside payment.

If the final ETF price is less than the initial ETF price but greater than or equal to the downside threshold price, you will receive the principal amount of your securities. However, if the final ETF price is less than the downside threshold price, you will lose a significant portion or all of your investment.

The securities are for investors who seek the potential to earn a fixed return of at least 25.80% if the underlying ETF appreciates or does not depreciate from the initial ETF price to the final ETF price, are willing to forgo interest payments and are willing to risk losing their entire investment if the final ETF price is less than the downside threshold price.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated February 26, 2026
•
General terms supplement no. 17,745 dated January 20, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745 as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

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Your Securities Do Not Bear Interest
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You May Lose Your Entire Investment in the Securities
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The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
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The Potential Return on Your Securities Will Be Limited
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The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF
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The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks
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The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Amount Payable on Your Securities Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying ETF

▪
The Policies of the Underlying ETF’s Investment Advisor and the Publisher of the Underlying ETF’s Index Could Affect the Payment at Maturity on Your Securities and Their Market Value
▪
There Is No Assurance That an Active Trading Market Will Continue For the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The Underlying ETF and Its Index Are Different and the Performance of the Underlying ETF May Not Correlate With the Performance of Its Index
▪
The Underlying ETF Is Concentrated in the Technology Sector and Does Not Provide Diversified Exposure

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying ETF with Underlying ETF Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

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Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
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With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection
▪
With Respect to Notes Linked to Exchange-Traded Funds, Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Applicable Exchange-Traded Fund to Which Your Notes Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

Risks Related to Conflicts of Interest

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Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
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Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
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You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements

▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the securities and certain risks.